Exhibit 10.3

SEEBEKS CORP.

Minutes of a Meeting of the Directors of The Company Held on May 15, 2025

at Avda. Diagonal, 571 Planta 2, 08029 Barcelona, Spain

PRESENT: Roman Chystiakov

ROMAN CHYSTIAKOV took the chair and acted as the Recording Secretary of the Meeting.

ISSUANCE OF SHARES

WHEREAS, the Corporation is authorized to issue shares of its capital stock pursuant to its Articles of Incorporation;

WHEREAS the subscriber has agreed to subscribe for and has paid for shares of common stock in the capital of the Company;

UPON MOTION, IT WAS RESOLVED that 3,000,000 shares of common stock in the capital of the Company subscribed for as follows at a price of $0.0001 per share be issued as fully paid and non-assessable to the subscriber:

NAME OF SUBSCRIBER	NUMBER OF SHARES	PRICE PER SHARE (USD)	TOTAL AMOUNT PAID (USD)

Roman Chystiakov	3,000,000	$0.0001	$300

FURTHER RESOLVED, that the shares are hereby declared to be fully paid and non-assessable, and the listed subscriber currently is the sole shareholder of the Company and there are no other shareholders.

TERMINATION OF MEETING

UPON MOTION, IT WAS RESOLVED that the Meeting terminate.

/s/ Roman Chystiakov

Roman Chystiakov, Recording Secretary